Exhibit 99.1

News Release

For Release May 6, 2005 7:30 am CDT

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces Record Revenue and First Quarter 2005 Results

HOUSTON – May 6, 2005 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced first quarter 2005 results which include:

•	oil and gas revenues of $37.0 million, an increase of 54% over the comparable period in 2004 and the largest single quarterly revenue in the Company’s history;

•	production of 5.8 Bcfe, an increase of 24% over the comparable period in 2004;

•	net income of $1.0 million compared with a $2.4 million net loss in the first quarter 2004;

•	a $21.0 million improvement in cash flows from operating activities from the first quarter 2004, and

•	continued development operations in the Gulf of Mexico and the North Sea, including initial production from the West Cameron 432 No. 1 well and the Eugene Island 71 A-1 well.

Results of Operations

Oil and natural gas revenues totaled $37.0 million for the first quarter 2005 compared to $24.0 million for the first quarter 2004. First quarter 2005 oil and gas revenues exceeded all previous quarters in the Company’s history and represented a 54% improvement over the same period in 2004. Driving the revenue increase was both improved production and increased price realizations. Natural gas and oil production increased 24% in the first quarter 2005 to 5.8 Bcfe from 4.6 Bcfe during the first quarter 2004. With 10 additional wells producing in the Gulf of Mexico during the first quarter 2005, the Gulf of Mexico accounts for 91% of ATP’s year-to-date production compared to 82% during the same quarter in 2004. The Company also increased its average realized price in 2005 as a result of higher oil and natural gas prices in general and higher prices for those quantities the Company hedged compared to the same period in 2004. For the first quarter 2005, ATP realized an average price including the effect of cash flow hedges for natural gas of $6.32 per Mcf, an increase of 24% over the same period in 2004, and $40.15 per barrel of oil, an increase of 29% over the first quarter 2004. A significant factor in the natural gas price increase was the realized price of $7.97 per Mcf received in the North Sea, an increase of 113% over the first quarter 2004.

ATP’s lease operating expenses (LOE) per Mcfe decreased 18% to $0.79 in the first quarter 2005 compared to the same period in 2004, primarily due to the increase in production while a portion of the expenses remained fixed. DD&A per Mcfe for the first quarter 2005 was $3.55 compared to $2.49 in the same period in 2004. The increase was primarily due to production from wells for which we incurred higher development costs in 2004 compared to wells completed in previous years.

ATP’s general and administrative expenses increased $0.1 million to $4.2 million for first quarter of 2005. Included in the 2005 amounts are increased overall compensation costs and fees related to Sarbanes Oxley 404 compliance. These costs were offset by a reduction of expenses related to professional and legal fees incurred in the first quarter 2005 compared to those incurred in the first quarter 2004.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 1 of 10

The Company reported net income of $1.0 million or $0.03 per basic and diluted share for the first quarter 2005 compared to a net loss of $2.4 million or $0.10 per share in the comparable quarter in 2004.

The Company’s selected operating statistics and financial information, included within this press release, contain additional information on ATP’s activities for the three months ended March 31, 2005 and 2004.

	Three Months Ended March 31,
	2005	2004
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	4,594	3,617
Oil and condensate (MBbls)	198	172
Natural gas equivalents (MMcfe)	5,779	4,646
Gulf of Mexico (MMcfe)	5,238	3,791
North Sea (MMcfe)	541	855
Percentage natural gas	79%	78%

Average Prices (includes effect of cash flow hedges)
Natural gas (per Mcf)	$6.32	$5.11
Natural gas (per Mcf) - GOM	6.10	5.54
Natural gas (per Mcf) - UK	7.97	3.74
Oil and condensate (per Bbl) - GOM	40.15	31.13
Natural gas, oil and condensate (per Mcfe)	6.40	5.13
Lease operating expenses (per Mcfe)	0.79	0.96

Other Expenses, per Mcfe
Depreciation, depletion and amortization	$3.55	$2.49

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$36,980	$23,829
Net income (loss)	1,000	(2,393)
Per share, basic and diluted	$0.03	$(0.10)

Average number of common shares outstanding
Basic	28,924	24,523

Diluted	29,782	24,523

(1)	See oil and gas revenue reconciliation on the last table of this press release.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 2 of 10

Developments

During the first quarter 2005 on-site work continued at four properties operated by ATP. The well at High Island 74 begun in the fourth quarter 2004 is scheduled to begin production during the second quarter 2005. The reservoir associated with High Island 74 was not included in the Company’s 2004 year-end reserve report. In the first quarter 2005, ATP completed and placed on production wells at Eugene Island 71 and at West Cameron 432. The well at Eugene Island is the third producing well at the Company’s Eugene Island 30/71 complex. West Cameron 432 was originally acquired as one of ATP’s first projects and produced from 1995 until 2000. ATP developed the targeted undeveloped location in late 2004 and placed the new well on production in the first quarter 2005. This well produces to the Company’s West Cameron 432 platform which also processes production from ATP’s two wells at West Cameron 284. At the end of the first quarter 2005, the Company was drilling one well at Matagorda Island 709, the third well at this location. ATP operates all of the above-mentioned properties as well as all of its properties under development.

Work also continues at Mississippi Canyon 711 (Gomez), presently our largest property in terms of proved reserves. The Mississippi Canyon 711 #4 ST1 well, which logged approximately 157 total net feet of oil and gas pay in Lower Pliocene sands, tested at a rate of 13,610 BOPD and 52.7 MMcf/d or 134 MMcfe/d in the fourth quarter 2004. The multiple day flow test recorded flowing tubing pressures exceeding 3500 psi. During the first quarter 2005, The Company continued to fabricate and procure the production facilities, moorings and risers for the production platform. Subsea trees were also ordered. Pipe necessary for the two 27-mile pipelines was procured and is currently being manufactured. A contract was executed for the drilling rig that will complete the second well in the southern portion of the block and tie in the first well that was tested and completed during the previous quarter. The rig arrived at Gomez on May 4 where it is currently rigging up to begin the completion operation. First production is scheduled for early in the fourth quarter 2005.

ATP was the apparent high bidder on seven blocks at the Central Gulf of Mexico Offshore Lease Sale held March 16 in New Orleans. If all blocks are awarded, ATP’s financial exposure is $2.1 million and the Company will own a 100% working interest and serve as operator of each property. The blocks are located in approximately 125 to 2,900 feet of water. As of May 5, ATP has received notification that it has been awarded three of the blocks with the remaining four blocks still under review. Total costs incurred in the first quarter 2005 in the Gulf of Mexico for development and acquisition was $27.1 million.

Preliminary development activities also continue in the North Sea, predominately at The Tors and Cheviot. The Tors, a two platform five well development, is currently scheduled to begin production in 2006. In the fourth quarter 2004, ATP completed the acquisition of 3-D seismic over the Cheviot property. Processing of the seismic data continued during the first quarter 2005. Cheviot, which contains approximately 41,792 acres under lease and is potentially the largest property in terms of oil and gas reserves in ATP’s portfolio, is not yet included in ATP’s proved reserves. The Company anticipates recording proved reserves at Cheviot at year-end 2005. Total costs incurred in the North Sea for the first quarter 2005 were $15.2 million.

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Capital Resources and Liquidity

On April 14, 2005, ATP announced that it had amended and improved the terms of its Senior Secured Credit Facility by expanding the credit facility to $350.0 million and reducing the interest rate. Significant terms of the amendment included:

•	adding $121.0 million in additional liquidity;

•	paying off and eliminating the second lien tranche of the credit facility which carried an interest rate of LIBOR plus 10%;

•	decreasing the overall interest rate of the credit facility from LIBOR plus 6.847% to LIBOR plus 5.500%;

•	amending covenants within the credit facility to provide more flexibility to ATP, and

•	extending the maturity by one year to April 2010.

Net cash provided by operating activities increased $20.9 million. Cash provided by operating activities for the first quarter 2005 was $10.7 million compared to cash used in operating activities of $10.2 million for the first quarter 2004. Cash used in investing activities for oil and gas properties increased to $42.3 million in the first quarter 2005 compared to $22.6 million for the same period in 2004. In the first quarter 2004, ATP received $10.5 million for the sale of an undivided interest in seven properties. Net cash used in investing activities, after accounting for the proceeds of the sale of the seven properties and other additions in the first quarter of 2004, was $12.2 million. In the first quarter 2005, net cash provided by financing activities was only $0.2 million compared to $53.1 million in the first quarter 2004 when the original Senior Secured Credit Facility was initiated.

Update of 2005 Operational and Financial Objectives

We believe that 2005 production will exceed that of 2004 as a result of our 2003 and 2004 development programs and projects scheduled for development in 2005. Production is expected to remain relatively flat during the first three quarters of 2005 with a ramp up in production occurring in the fourth quarter. Development activities scheduled at Mississippi Canyon 711 during 2005 include laying approximately 27 miles of oil and gas pipelines, utilizing a semi-submersible drilling rig as a floating production facility, completing a second well, which was previously drilled in the southern portion of the block and connecting for production both wells. As noted above, progress was achieved during the first quarter in each of these areas. First production is currently scheduled for early in the fourth quarter 2005. In addition to Mississippi Canyon 711, developments are planned in 2005 in the Dutch sector of the North Sea and at additional properties in the Gulf of Mexico. ATP also has scheduled for drilling or completion properties that are not included in its 2004 year-end reserve report. The reservoirs at these properties did not meet the SEC definition of proved reserves at year-end 2004 even though previous drilling indicates the presence of commercially productive quantities of hydrocarbons and the wells recorded logged pay. Other potential developments for 2005 in the Gulf of Mexico and North Sea are currently being evaluated.

ATP plans to devote considerable attention in 2005 to evaluating the potential of its Cheviot property in the North Sea. The property produced from 1992 – 1996 before it was taken off production by the previous owner. The Company completed a 3-D seismic survey in the fourth quarter 2004, which is currently being processed and interpreted. Once this work is completed, ATP will continue its evaluation utilizing not only the 3-D seismic, but also previous drilling and production information. The Company expects to complete a development plan for the Cheviot property during 2005 with the goal of recording proved undeveloped reserves by the end of 2005. Additional locations within the Cheviot property, but outside of the reservoirs that previously produced are also being evaluated for possible drilling, development or exploration.

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ATP’s production may command higher realized oil and gas prices in 2005 than in recent years based on our current hedge position and strong commodity prices. The Company’s revenues, profitability and cash flows are highly dependent upon many factors, particularly its production results and the price of oil and natural gas. During the first quarter 2005, ATP was active in the futures market hedging volumes for 2005-2006 of 6.0 Bcf of natural gas between $6.42 and $10.52 per MMBtu and 356 thousand barrels of crude oil between $45.35 and $51.05 per barrel. Including the hedges, ATP has hedged 12.4 Bcfe of its 2005 production at an average price of $6.34/MMBtue and 3.7 Bcfe of its 2006 production at an average price of $7.84/MMBtue. To mitigate future price volatility, the Company may hedge additional production, especially if commodity prices continue to rise. A more complete summary of ATP’s hedges, derivatives or fixed price contracts can be found at the end of this press release.

1st Quarter 2005 Conference Call

ATP management will host a conference call to review earnings for the first quarter 2005. T. Paul Bulmahn, Chairman and President; Leland Tate, Chief Operating Officer, and Albert L. Reese, Jr., Chief Financial Officer will discuss the results.

Date: Friday, May 6

Time: 10:00 AM EDT, 9:00 AM CDT, 8:00 AM MDT, 7:00 AM PDT

To participate in the live webcast, log on to ATP’s website, www.atpog.com, at least 10 minutes prior to the start of the call and click on Investor Info, then Conference Calls. You may also access the call via the telephone at 1-800-289-0533. The webcast will be archived on ATP’s website for 30 business days for those unable to participate during the live broadcast. A recorded replay will also be available for a period of 24 hours after the conference call starting at 1 pm CDT. You may access the replay at 1-800-946-0705 with the ID# 7405523.

About ATP Oil & Gas

ATP Oil & Gas is focused on the development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 5 of 10

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$70,784	$102,774
Accounts receivable (net of allowance of $1,499)	44,175	36,991
Derivative asset	5	791
Other current assets	6,065	3,788

Total current assets	121,029	144,344

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	490,855	450,403
Less: Accumulated depletion, impairment and amortization	(257,207)	(237,197)

Oil and gas properties, net	233,648	213,206

Furniture and fixtures, net	808	741
Other assets, net	13,092	13,856

	13,900	14,597

Total assets	$368,577	$372,147

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accruals	$65,313	$68,573
Current maturities of long-term debt	2,200	2,200
Asset retirement obligation	5,170	4,925
Derivative liability	369	316

Total current liabilities	73,052	76,014

Long-term debt	208,086	208,109
Asset retirement obligation	19,893	19,998
Deferred revenue	695	741
Other long-term liabilities and deferred obligations	9,615	10,121

Total liabilities	311,341	314,983

Shareholders’ equity:
Preferred stock: $0.001 par value
Common stock: $0.001 par value	29	29
Additional paid in capital	141,350	140,628
Accumulated deficit	(87,759)	(88,759)
Accumulated other comprehensive income	4,527	6,177
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	57,236	57,164

Total liabilities and shareholders’ equity	$368,577	$372,147

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Income Statement

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Oil and gas revenues	$36,980	$24,011

Costs and operating expenses:
Lease operating expenses	4,574	4,498
Geological and geophysical expenses	334	85
General and administrative expenses	4,191	4,084
Credit facility and related expenses	—	1,850
Depreciation, depletion and amortization	20,502	11,583
Accretion expense	580	491
Gain on disposition of assets	—	(2,982)
Gain on abandonment	—	(256)

Total costs and operating expenses	30,181	19,353

Income from operations	6,799	4,658

Other income (expense):
Interest income	490	24
Interest expense	(6,289)	(3,749)
Loss on extinguishment of debt	—	(3,326)

Total other expense	(5,799)	(7,051)

Income (loss) before income taxes	1,000	(2,393)
Income tax expense	—	—

Net income (loss)	$1,000	$(2,393)

Basic and diluted income (loss) per common share:	$0.03	$(0.10)

Weighted average number of common shares:
Basic	28,924	24,523

Diluted	29,782	24,523

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CONSOLIDATED CASH FLOW DATA

(In Thousands)

(Unaudited)

	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net income (loss)	$1,000	$(2,393)
Adjustments to operating activities	22,372	14,811
Changes in assets and liabilities	(12,656)	(22,605)

Net cash provided by (used in) operating activities	10,716	(10,187)

Cash flows from investing activities:
Additions to oil and gas properties	(42,315)	(22,628)
Proceeds from disposition of assets	—	10,500
Additions to furniture and fixtures	(154)	(109)

Net cash used in investing activities	(42,469)	(12,237)

Cash flows from financing activities:
Proceeds from long-term debt	—	227,000
Payments of long-term debt	(550)	(164,668)
Deferred financing costs	—	(8,476)
Repurchase of warrants	—	(750)
Exercise of stock options	732	4
Other	(9)	—

Net cash provided by financing activities	173	53,110

Effect of exchange rate changes on cash	(410)	1,551

Net increase (decrease) in cash and cash equivalents	(31,990)	32,237
Cash and cash equivalents, beginning of period	102,774	4,564

Cash and cash equivalents, end of period	$70,784	$36,801

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Hedges, Derivatives and Fixed Price Contracts

(Unaudited)

	2005					2006
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,520	2,425	2,300	2,239	9,484	1,710	—	—	—	1,710
Price ($/MMbtu)	$5.60	$6.23	$6.27	$6.54	$6.15	$7.38	$—	$—	$—	$7.38
Crude Oil
Volumes (MBbls)	117.0	113.8	115.0	92.0	437.8	108.0	63.7	64.4	64.4	300.5
Price ($/bbl)	$38.20	$42.10	$41.96	$41.99	41.00	$47.14	$48.41	$48.41	$48.41	$47.96
Equivalents
Volumes (MMMBtue)	3,222	3,108	2,990	2,791	12,111	2,358	382	386	386	3,513
Price ($/MMbtue)	$5.77	$6.40	$6.43	$6.63	$6.29	$7.51	$8.07	$8.07	$8.07	$7.69

Puts
Natural Gas
Volumes (MMMBtu)		364	368	124	856
Floor Price ($/MMBtu)		$5.01	$5.01	$5.01	$5.01

North Sea:
Swaps
Natural Gas(1)
Volumes (MMMBtu)	270				270	180				180
Price (£/MMBtu)	£4.46				£4.46	£5.60				£5.60

The above are hedges, derivatives and fixed price contracts that are in effect at May 5, 2005 or have settled prior to such date.

Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

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Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Oil and gas revenues, including the effects of settled derivatives (1)	$36,980	$23,829
Hedging ineffectiveness for the period (2)	(5)	—
Other (3)	5	182

Oil and gas revenue per income statements	$36,980	$24,011

(1)	Oil and gas revenues including the effects of settled derivative activities differ from ATP’s reported revenues from oil and gas production, because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented, because of their acceptance as indicators of the Company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	The amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations. The amounts also include the marketing activity of ATP Energy.

Cash Flow From Operating Activities

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$1,000	$(2,393)
Adjustments to operating activities	22,372	14,811

Cash flows from operating activities before changes in assets and liabilities	23,372	12,418
Changes in assets and liabilities	(12,656)	(22,605)

Net cash provided by (used in) operating activities	$10,716	$(10,187)

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